Exhibit 99.1

For:	Cygne Designs, Inc.

Cygne Designs, Inc.
Nomaan Yousef, CFO
(212) 997-7767, x242

CYGNE DESIGNS, INC. ANNOUNCES FIRST QUARTER 2008 RESULTS

New York, New York, June 19, 2008-Cygne Designs, Inc. (NASDAQ: CYDS) today announced results of operations for the first quarter ended April 30, 2008.

Net sales for the first quarter of 2008 were $15,282,000, a decrease of $5,581,000 from $20,863,000 net sales for the first quarter of 2007. This decrease in sales is comprised of a $1,616,000 decrease in sales from branded garments, and a decrease of $10,430,000 from the loss of business of two major customers, partially offset by an increase in sales of our private label business of $5,559,000 and an increase in our non-denim products of $906,000.

Gross profit for the first quarter of 2008 was $547,000, a decrease of $3,626,000, or 86.9%, from the gross profit of $4,173,000 for the first quarter of 2007. Gross margins decreased to 3.6% compared to 20% in the prior year period as a result of the product categories sold and the fact that the Company no longer has a guaranteed margin agreement in place with its former supplier. Additionally, the Company’s initial gross margins with its new suppliers were lower overall compared to the prior year period and, due to late deliveries during the period, the Company incurred significant chargebacks and late delivery fees, which negatively impacted gross margins during the period.

The Company recorded a net loss of $3,800,000, or $0.10 loss per share on a basic and diluted share basis, for the quarter ended April 30, 2008 as compared to a net loss of $1,372,000, or $0.05 per share on a basic and diluted share basis, for the prior year period. The net loss of $3,800,000 for the three months ended April 30, 2008 included expenses of $1,008,000 for a severance expense attributable to the Company’s former CEO and $273,000 for non-cash stock compensation issued to the Company’s current CEO.

Cygne and its bank use EBITDA as a supplemental financial measure to assess the financial performance of its assets without regard to financing methods and capital structure. EBITDA should not be considered an alternative to net income, operating income and cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some items that affect net income and operating income. Since these items may vary among other companies, EBITDA as presented below may not be comparable to similarly titled measures of other companies. A reconciliation of the net (loss) to EBITDA is shown in the table below.

Reconciliation of EBITDA

	Quarter Ended
	(In thousands)
	April 30 2008	April 30, 2007
Net (loss)	$(3,800)	$(1,372)
Depreciation and amortization of intangible assets	35	508
Interest expense including amortization of the debt discount	217	957
Provision for income taxes	12	480

EBITDA	$(3,536)	$573

Cygne Designs, Inc. is a designer, merchandiser, manufacturer and distributor of branded and private label women’s denim, casual and career apparel with sales to retailers located in the United States.

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those projected. Such risks and uncertainties are discussed more fully in the Company’s Annual Report on Form 10-K for the year ended January 31, 2008 and the Company’s other filings with the Securities and Exchange Commission.

(Financial table to follow)

CYGNE DESIGNS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Quarters Ended
	April 30 2008	April 30 2007
Net sales	$15,282	$20,863
Cost of goods sold	14,735	16,690

Gross profit	547	4,173
Selling, general and administrative expenses	4,143	3,600
Depreciation and amortization	35	508

(Loss) Income from operations before interest and income taxes	(3,631)	65
Interest expense	217	957
Other (income)	(60)

(Loss) from operations before income taxes	(3,788)	(892)
Provision for income taxes	12	480

Net loss	$(3,800)	$(1,372)

Net loss per share-basic and diluted	$(0.10)	$(0.05)

Weighted average common shares outstanding:
Basic	37,976	26,462

Diluted	37,976	26,462